Exhibit 10.1
                    , 2010
<First Name> <Last Name>
<Address>
<City>, <State> <Zip>
Dear <First Name>:
Congratulations! You are eligible to participate in a Retention Bonus Program (the “Program”) offered by Cricket Communications, Inc. (“Cricket”), as described further below.
Although a Change in Control is not imminent, the Company is proactively establishing this Program to ensure that selected eligible employees clearly understand their critical importance to the Company and the vital role they would play in any transition should a Change in Control occur.
The term “Board” means the Board of Directors of Leap Wireless International, Inc. (“Leap”) or a duly authorized committee thereof. The term “Company” collectively refers to Cricket and any successor to substantially all of the business or assets of Leap or Cricket. The term “Change in Control” has the meaning set forth in the Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, as amended, as in effect on the date hereof.
This letter summarizes your bonus amount, terms of payment, eligibility, and other key aspects of the Program.
Bonus Amount and Terms of Payment
In the event that (1) a Change in Control occurs at any time on or before March 8, 2012 and (2) the Board approves a payment of the retention bonus to you upon the completion of a successful transaction, you are eligible to receive a retention bonus in the amount of $                    . This bonus would be payable to you in two installments, with: (1) one third of the amount paid on the Company’s first regular payroll date following the closing of such Change in Control; and (2) the remaining two-thirds of the amount paid on the Company’s first regular payroll date following the date that is six months after the closing of such Change in Control.
If a Change in Control does not occur on or before March 8, 2012, no amounts will be payable under this letter. This date may be extended by the Company’s board of directors (or a duly authorized committee thereof) in its sole and absolute discretion by written notice to you.
Eligibility for Bonus Payments
Eligibility for receipt of any bonus is contingent upon your complying with the following requirements during the entire duration of the retention period, up to and including the applicable payment dates: being an employee in “good standing” of the Company, complying with all applicable employment policies, having a performance rating of “successful performer” or better, and not being placed on a formal performance improvement plan. You will, however, continue to be considered an employee of the Company for purposes of this letter and the Program if you are on a Company-approved leave of absence.

Effect of Termination of Employment
If, at any time, you voluntarily terminate your employment with the Company without Good Reason (except by reason of your death or disability, which for these purposes means that you are eligible for benefits under the Company’s long-term disability plan), or if the Company terminates your employment for Cause, then you will cease to have any right to receive any unpaid amounts not already due to you under the Program. The terms “Cause” and “Good Reason” in this letter agreement have the respective meanings set forth in the Severance Benefits Agreement between you and the Company, as in effect on the date hereof.
If the Company terminates your employment without Cause or you resign with Good Reason more than ninety (90) days prior to the occurrence of a Change in Control, then you will cease to have any right to receive any amounts under the Program. Subject to the requirements under the paragraph titled “Section 409A of the Internal Revenue Code” below, if the Company terminates your employment without Cause or you resign with Good Reason within ninety (90) days prior to, or six months following, the occurrence of a Change in Control that occurs on or before March 8, 2012, or if your employment terminates due to your death or disability following the occurrence of such Change in Control, then you will be entitled to receive the full amount of any remaining unpaid retention bonus due to you. Any payments to be made to you following the termination of your employment in accordance with this paragraph will be paid to you within thirty (30) days following your termination of employment (or, in the event your date of termination precedes the consummation of a Change in Control, the payments will be paid to you on the Company’s first regular payroll date following the closing of such Change in Control.
Relationship to Other Compensation
The bonuses described herein are independent of all other compensation. You will also remain eligible for severance payments under any applicable severance plan or policy of the Company or as otherwise expressly agreed in a separate written contract between you and the Company, including, without limitation, the Severance Benefits Agreement between you and the Company.
Tax and Other Deductions
The retention bonus payments will be paid in lump sums, less federal, state and local taxes required to be withheld by the Company. Retention bonus payments are not considered eligible compensation for purposes of employee contributions or employer matching contributions to the Cricket Communications, Inc. 401(k) Plan, or any other benefit deductions (e.g., ESPP, medical contributions, etc.).
Employment at Will
This Program does not affect your employment relationship with the Company; that is, employment with the Company remains at-will unless otherwise expressly agreed in a separate written contract between you and the Company.
Section 409A of the Internal Revenue Code
This letter agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, notwithstanding anything to the contrary contained in this letter agreement, the amount payable hereunder shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following your first taxable year in which such amount is no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such amount is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Department of Treasury Regulations and other interpretive guidance issued thereunder. This means that, in the event that the date of your termination of employment without Cause or your resignation for Good Reason precedes the occurrence of a Change in Control, such Change in Control and the payment in respect of such Change in Control must occur prior to the payment deadline set forth in the previous sentence in order for you to receive any payment under this letter agreement. To the extent applicable, this letter agreement shall be interpreted in accordance with Section 409A of the Code and any Department of Treasury regulations and other interpretive guidance issued thereunder.
Miscellaneous
This letter agreement shall be binding upon and inure to the benefit of the successors of the Company. This letter agreement will not give any rights or remedies to any person other than the undersigned employee and the Company and its successors. This letter agreement will be governed by the laws of the State of California, excluding any that mandate the use of another jurisdiction’s laws. This letter agreement may only be amended with the written consent of an executive officer of the Company and you. You shall have no rights under this letter agreement other than as an unsecured general creditor of the Company.
The Program reflects the importance of your contributions and our desire to retain you as a key member of our team. Thank you for your dedication. We are confident that we can look to you to continue the important work that you are doing for the organization.
Sincerely,
Leonard C. Stephens
SVP, Human Resources
I acknowledge that I understand and agree to abide by the provisions set forth in the above stated agreement.
Upon signature, please keep one copy for yourself and submit original to your HR Contact.
EMPLOYEE SIGNATURE:
PRINT NAME:
CC: EMPLOYEE FILE

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